Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: October 23, 2008
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL ANNOUNCES RECORD FIRST QUARTER
FISCAL 2009 RESULTS
–	Records set for sales, adjusted EPS and adjusted ROIC for the September quarter

–	Organic sales growth of 3 percent

–	Reported EPS of $0.47; adjusted EPS of $0.57
LATROBE, Pa., (October 23, 2008) — Kennametal Inc. (NYSE: KMT) today reported record sales, adjusted EPS and adjusted ROIC for its first fiscal quarter ended September 30, 2008. Sales increased over the prior year by 9 percent, including organic sales growth of 3 percent. This marked the company’s 19th consecutive quarter of year-over-year organic sales growth.
Reported fiscal 2009 first quarter earnings per diluted share (EPS) were $0.47, compared with the prior year quarter reported EPS of $0.44, an increase of 7 percent. The current quarter reported EPS included charges of $0.10 per share related to the company’s previously announced restructuring actions. Prior year quarter reported EPS included a non-cash charge of $0.08 per share for the impact of a German tax law change. Absent these charges, adjusted EPS for the current quarter of $0.57 increased 10 percent compared with prior year quarter adjusted EPS of $0.52. Adjusted ROIC was 12.3 percent, up 70 basis points from the prior year quarter.
1600 Technology Way | Latrobe, PA 15650-5274 USA | Tel: 724.539.5000 | www. kennametal.com

“Our September quarter performance again demonstrates the effectiveness of our strategies to further balance Kennametal across geographies and end markets,” said Chairman, President and CEO Carlos Cardoso. “Our improved geographic balance—with 54% of our revenues coming from outside North America—helped us set new records for sales, adjusted EPS and adjusted ROIC. We also considerably improved and gained momentum with price realization. Furthermore, our strong balance sheet allows us to weather economic downturns while continuing to invest in our business,” Cardoso added.
Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
Highlights of Fiscal 2009 First Quarter
•	Sales for the quarter were $669 million, compared with $615 million in the same quarter last year. Sales grew 9 percent and included 3 percent organic growth, 5 percent from favorable foreign currency effects and 2 percent from more workdays partially offset by the impact of divestitures of 1 percent.

•	As previously announced, the company continued to implement certain restructuring actions to reduce costs and improve efficiencies in its operations. During the September quarter, the company recognized pre-tax charges related to these initiatives of $9 million, or $0.10 per share. Pre-tax charges recorded to date for these initiatives were $17 million. Including these charges, the company expects to recognize a total of $40 million to $50 million of pre-tax charges related to the restructuring actions. The remaining charges are expected to be incurred over the next six to twelve months. Approximately 90 percent of these charges are expected to be cash expenditures. Annual ongoing benefits from these actions, once fully implemented, are expected to be in the range of $20 million to $25 million.

•	The effective tax rate for the current quarter was 19.0 percent compared with 37.7 percent in the prior year quarter. The prior year was unfavorably impacted by a charge related to a German tax law change. Absent that charge, the prior year rate was 26.3 percent. The reduction from the prior year rate was due to the release of a deferred tax benefit valuation allowance and increased benefits from the company’s pan-European business strategy.

•	Net income was $35 million for both the current and prior year quarters. Absent the charges related to restructuring actions and the German tax law change, net income for the current quarter increased 3 percent to $43 million from $41 million in the prior year quarter. This increase was driven primarily by organic sales growth, including higher price realization, and a lower effective tax rate.

•	During the quarter, the company repurchased 4.0 million of its shares completing the share repurchase program that was announced in October 2006.

•	Reported EPS were $0.47, compared with prior year quarter reported EPS of $0.44. Adjusted EPS of $0.57 increased 10 percent, compared with prior year quarter adjusted EPS of $0.52. A reconciliation follows:
Earnings Per Diluted Share Reconciliation

First Quarter FY 2009		First Quarter FY 2008
Reported EPS	$0.47	Reported EPS	$0.44
Restructuring and related charges	0.10	Impact of German tax law change	0.08

Adjusted EPS	$0.57		$0.52

•	Adjusted ROIC was 12.3 percent, up 70 basis points from 11.6 percent in the prior year quarter.

•	Cash flow from operating activities was $38 million in the current quarter, compared with $57 million in the prior year quarter. Free operating cash flow for the current quarter was an outflow of $5 million compared with an inflow of $16 million in the prior year quarter. The change in free operating cash flow was primarily driven by a reduction in accounts payable and changes in other assets and liabilities.
Business Segment Highlights of Fiscal 2009 First Quarter
Metalworking Solutions & Services Group (MSSG) sales increased by 6 percent during the September quarter, driven primarily by favorable foreign currency effects which increased sales by 6 percent. Increased workdays added a further 2 percent which was offset by the impact of divestitures. On a global basis, industrial activity was mixed. Activity in certain industry and market sectors, such as aerospace, defense and energy, remained positive while others, such as automotive and other durable goods, were somewhat weaker. Regionally, organic sales growth was led by Asia Pacific at 22 percent followed by Latin America, India and Europe at 7 percent, 6 percent and 2 percent, respectively. This offset a reduction in North American organic sales of 8 percent.
MSSG operating income decreased by 22 percent and the operating margin decreased 360 basis points from the same quarter last year. During the September quarter, MSSG recognized restructuring and related charges of $7 million. Absent these charges, MSSG operating income decreased 9 percent and operating margin decreased 190 basis points. The primary drivers of the decline in operating margin were temporary disruption effects related to restructuring initiatives and higher raw material costs offset somewhat by current quarter benefits from price increases and favorable foreign currency effects.

Advanced Materials Solutions Group (AMSG) sales increased 15 percent during the September quarter, driven by 10 percent organic growth, 3 percent from favorable foreign currency effects and 2 percent from more workdays. Organic sales increased on stronger mining and construction sales and higher energy-related sales, slightly offset by lower sales of engineered products and surface finishing machines and services.
AMSG operating income was level with the prior year quarter while operating margin was 190 basis points lower. During the September quarter, AMSG recognized restructuring and related charges of
$1 million. Absent these charges, AMSG operating income increased 5 percent and the operating margin decreased 130 basis points. The decline in operating margin was due to unfavorable business mix and lower performance in the engineered products and surface finishing machines and services businesses. Improved price realization more than offset the impact of higher raw material costs.
In furtherance of its growth strategy for AMSG, Kennametal acquired Tricon Metal and Services, Inc. (Tricon) on October 1, 2008. Tricon is a leading provider of custom wear solutions specializing in consumable proprietary steels for the surface and underground mining markets, including hard rock and coal.
Outlook
Kennametal has revised its earnings outlook for fiscal 2009 to a range of $2.75 to $2.90, excluding charges that occur relating to the previously announced restructuring actions. Organic sales growth is expected to be f to 2 percent for fiscal 2009.
“Our proven strategies will continue to make us more resilient and serve us well as we move through the current period of turbulence in global markets,” said Frank Simpkins, Kennametal Vice President and Chief Financial Officer. “Our customer base is broad, our end markets are diverse, our geographic balance has never been better and our balance sheet is strong. Nevertheless, we believe that it is appropriate at this time to reduce our earnings outlook given the existing level of uncertainty in the global economy. Throughout the period, we will continue to manage our cost structure commensurate with prevailing business levels.”
In the second quarter of fiscal 2009, Kennametal expects organic sales growth to be in the range of f to 2 percent and EPS to be in the range of $0.51 and $0.56, excluding charges that occur relating to the previously announced restructuring actions.
Kennametal anticipates cash flow from operating activities of approximately $290 million to $310 million for fiscal 2009. Based on anticipated capital expenditures of $145 million, the company expects to generate between $145 million and $165 million of free operating cash flow for fiscal 2009.

Dividend Declared
Kennametal also announced today that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable November 17, 2008 to shareowners of record as of the close of business on November 5, 2008.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate web site at www.kennametal.com.
First quarter results for fiscal 2009 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations and then “Events.” The replay of this event will also be available on the company’s website through November 23, 2008.

This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. You can identify forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance or event. Forward looking statements in this release concern, among other things, Kennametal’s expectations regarding future growth, end markets, financial performance for future periods, its intended restructuring activities and the execution of its share repurchase program, all of which are based on current expectations that involve inherent risks and uncertainties. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties related to: global and regional economic conditions; availability and cost of the raw materials we use to manufacture our products; our ability to protect our intellectual property in foreign jurisdictions; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; energy costs; commodity prices; competition; integrating recent acquisitions, as well as any future acquisitions, and achieving the expected savings and synergies; business divestitures; demands on management resources; implementation of restructuring plans and environmental remediation matters; demand for and market acceptance of new and existing products; future terrorist attacks or acts of war; and labor relations. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE: KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy approximately $2.7 billion annually of Kennametal products and services — delivered by our 14,000 talented employees in over 60 countries — with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended
	September 30,
(in thousands, except per share amounts)	2008	2007[a]

Sales	$669,265	$615,076
Cost of goods sold	450,487	402,985

Gross profit	218,778	212,091

Operating expense	153,682	145,032
Restructuring charges	8,412	—
Amortization of intangibles	3,409	2,945

Operating income	53,275	64,114

Interest expense	7,116	7,799
Other expense (income), net	1,403	(1,103)

Income before income taxes and minority interest	44,756	57,418

Provision for income taxes	8,504	21,667
Minority interest expense	785	872

Net income	35,467	34,879

Basic earnings per share	$0.48	$0.45

Diluted earnings per share	$0.47	$0.44

Dividends per share	$0.12	$0.11

Basic weighted average shares outstanding	74,399	77,399

Diluted weighted average shares outstanding	75,526	79,068

[a]	Share and per share amounts have been restated to reflect the company’s 2-for-1 stock split completed in December 2007.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30,	June 30,
(in thousands)	2008	2008

ASSETS
Cash and cash equivalents	$68,855	$86,478
Accounts receivable, net	457,160	512,794
Inventories	464,135	460,800
Other current assets	101,915	91,914

Total current assets	1,092,065	1,151,986
Property, plant and equipment, net	729,056	749,755
Goodwill and intangible assets, net	776,141	802,722
Other assets	80,956	79,886

Total assets	$2,678,218	$2,784,349

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$33,479	$33,600
Accounts payable	157,004	189,050
Other current liabilities	274,676	298,661

Total current liabilities	465,159	521,311
Long-term debt and capital leases	448,244	313,052
Other liabilities	278,646	280,552

Total liabilities	1,192,049	1,114,915

MINORITY INTEREST IN CONSOLIDATED SUBSIDIARIES	20,412	21,527
SHAREOWNERS’ EQUITY	1,465,757	1,647,907

Total liabilities and shareowners’ equity	$2,678,218	$2,784,349

SEGMENT DATA (UNAUDITED)

	Three Months Ended
	September 30,
(in thousands)	2008	2007

Outside Sales:
Metalworking Solutions and Services Group	$431,286	$407,697
Advanced Materials Solutions Group	237,979	207,379

Total outside sales	$669,265	$615,076

Sales By Geographic Region:
United States	$288,806	$283,080
International	380,459	331,996

Total sales by geographic region	$669,265	$615,076

Operating Income (Loss):
Metalworking Solutions and Services Group	$43,311	$55,352
Advanced Materials Solutions Group	29,990	29,980
Corporate and eliminations [b]	(20,026)	(21,218)

Total operating income	$53,275	$64,114

[b]	Includes corporate functional shared services and intercompany eliminations.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, MSSG operating income and margin, AMSG operating income and margin, effective tax rate, net income and diluted earnings per share (which are GAAP financial measures), as well as free operating cash flow and adjusted return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report of Form 8-K to which this release is attached.
THREE MONTHS ENDED SEPTEMBER 30, 2008 (UNAUDITED)

	Gross	Operating	Operating	Net	Diluted
(in thousands, except per share amounts)	Profit	Expense	Income	Income	EPS

2009 Reported Results	$218,778	$153,682	$53,275	$35,467	$0.47
Restructuring and related charges	723	(10)	9,145	7,408	0.10

2009 Adjusted Results	$219,501	$153,672	$62,420	$42,875	$0.57

	MSSG	AMSG
	Operating	Operating
(in thousands)	Income	Income

2009 Reported Results	$43,311	$29,990
2009 Reported Operating Margin	10.0%	12.6%
Restructuring and related charges	7,234	1,405

2009 Adjusted Results	$50,545	$31,395

2009 Adjusted Operating Margin	11.7%	13.2%

THREE MONTHS ENDED SEPTEMBER 30, 2007 (UNAUDITED)

	Effective Tax	Net	Diluted
(in thousands, except percents and per share amounts)	Rate	Income	EPS[c]

2008 Reported Results	37.7%	$34,879	$0.44
Impact of German tax law change	(11.4)	6,594	0.08

2008 Adjusted Results	26.3%	$41,473	$0.52

[c]	Per share amounts have been restated to reflect the company’s 2-for-1 stock split completed in December 2007.
FREE OPERATING CASH FLOW (UNAUDITED)

	Three Months Ended
	September 30,
(in thousands)	2008	2007

Net cash flow provided by operating activities	$37,950	$56,905
Purchases of property, plant and equipment	(44,592)	(42,686)
Proceeds from disposals of property, plant and equipment	1,309	2,200

Free operating cash flow	$(5,333)	$16,419

RETURN ON INVESTED CAPITAL (UNAUDITED)
September 30, 2008 (in thousands, except percents)

Invested Capital	9/30/2008	6/30/2008	3/31/2008	12/31/2007	9/30/2007	Average

Debt	$481,723	$346,652	$428,456	$446,956	$377,051	$416,168
Minority interest	20,412	21,527	21,879	20,276	19,122	20,643
Shareowners’ equity	1,465,757	1,647,907	1,615,568	1,563,297	1,531,378	1,564,781

Total	$1,967,892	$2,016,086	$2,065,903	$2,030,529	$1,927,551	$2,001,592

	Three Months Ended
Interest Expense	9/30/2008	6/30/2008	3/31/2008	12/31/2007	Total

Interest expense	$7,116	$7,393	$8,005	$8,531	$31,045
Securitization fees	—	4	5	5	14

Total interest expense	$7,116	$7,397	$8,010	$8,536	$31,059

Income tax benefit					6,150

Total interest expense, net of tax					$24,909

Total Income	9/30/2008	6/30/2008	3/31/2008	12/31/2007	Total

Net income, as reported	$35,467	$59,580	$23,170	$50,146	$168,363
Goodwill impairment charge	—	—	35,000	—	35,000
Restructuring and related charges	7,408	6,635	—	—	14,043
Minority interest expense	785	329	742	1,037	2,893

Total income, adjusted	$43,660	$66,544	$58,912	$51,183	$220,299

Total interest expense, net of tax					24,909

					$245,208
Average invested capital					$2,001,592

Adjusted Return on Invested Capital					12.3%

Return on invested capital calculated utilizing net income, as reported is as follows:

Net income, as reported	$168,363
Total interest expense, net of tax	24,909

$193,272
Average invested capital	$2,001,592

Return on Invested Capital	9.7%

RETURN ON INVESTED CAPITAL (UNAUDITED)
September 30, 2007 (in thousands, except percents)

Invested Capital	9/30/2007	6/30/2007	3/31/2007	12/31/2006	9/30/2006	Average

Debt	$377,051	$366,829	$371,521	$376,472	$409,592	$380,293
Minority interest	19,122	17,624	16,896	15,807	15,177	16,925
Shareowners’ equity	1,531,378	1,484,467	1,431,235	1,369,748	1,319,599	1,427,286

Total	$1,927,551	$1,868,920	$1,819,652	$1,762,027	$1,744,368	$1,824,504

	Three Months Ended
Interest Expense	9/30/2007	6/30/2007	3/31/2007	12/31/2006	Total

Interest expense	$7,799	$7,513	$6,915	$7,286	$29,513
Securitization fees	8	5	5	6	24

Total interest expense	$7,807	$7,518	$6,920	$7,292	$29,537

Income tax benefit					8,772

Total interest expense, net of tax					$20,765

Total Income	9/30/2007	6/30/2007	3/31/2007	12/31/2006	Total

Net income, as reported	$34,879	$62,093	$51,738	$30,051	$178,761
Impact of German tax law change	6,594	—	—	—	6,594
Electronics impairment and transaction-related charges	—	—	—	3,213	3,213
Minority interest expense	872	229	757	642	2,500

Total income, adjusted	$42,345	$62,322	$52,495	$33,906	$191,068

Total interest expense, net of tax					20,765

					$211,833
Average invested capital					$1,824,504

Adjusted Return on Invested Capital					11.6%

Return on invested capital calculated utilizing net income, as reported is as follows:

Net income, as reported	$178,761
Total interest expense, net of tax	20,765

$199,526
Average invested capital	$1,824,504

Return on Invested Capital	10.9%

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